SECURITIES PURCHASE AGREEMENT
                                dated as of
                             September 1, 2000
                                   among
                    UNITED SHIPPING & TECHNOLOGY, INC.,
                   TH LEE.PUTNAM INTERNET PARTNERS, L.P.,
              TH LEE.PUTNAM INTERNET PARALLEL PARTNERS, L.P.,
                       THLI COINVESTMENT PARTNERS LLC
                                    and
                             BLUE STAR I, LLC.




                             TABLE OF CONTENTS

                                                                      PAGE

ARTICLE 1. DEFINITIONS...................................................1

SECTION 1.01   DEFINITIONS...............................................1

ARTICLE 2.  PURCHASE AND SALE OF SECURITIES..............................5

SECTION 2.01   COMMITMENT TO PURCHASE....................................5
SECTION 2.02   ISSUE OF SERIES C WARRANTS AND CANCELLATION OF WARRANTS...5
SECTION 2.03   THE CLOSINGS..............................................6

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE ISSUER..................6

SECTION 3.01   ORGANIZATION, CORPORATE POWER AND LICENSES................6
SECTION 3.02   CAPITAL STOCK AND RELATED MATTERS.........................7
SECTION 3.03   SUBSIDIARIES; INVESTMENTS.................................7
SECTION 3.04   AUTHORIZATION; NO BREACH..................................8
SECTION 3.05   SECURITIES LAW COMPLIANCE.................................8
SECTION 3.06   COMMISSION DOCUMENTS......................................9
SECTION 3.07   FINANCIAL STATEMENTS......................................9
SECTION 3.08   ABSENCE OF UNDISCLOSED LIABILITIES........................9
SECTION 3.09   NO MATERIAL ADVERSE CHANGE...............................10
SECTION 3.10   ABSENCE OF CERTAIN DEVELOPMENTS..........................10
SECTION 3.11   ASSETS...................................................11
SECTION 3.12   REAL PROPERTY............................................11
SECTION 3.13   TAX MATTERS..............................................12
SECTION 3.14   CONTRACTS AND COMMITMENTS................................13
SECTION 3.15   INTELLECTUAL PROPERTY RIGHTS.............................15
SECTION 3.16   LITIGATION, ETC..........................................16
SECTION 3.17   BROKERAGE................................................17
SECTION 3.18   GOVERNMENTAL CONSENT, ETC................................17
SECTION 3.19   INSURANCE................................................17
SECTION 3.20   EMPLOYEES................................................17
SECTION 3.21   ERISA....................................................18
SECTION 3.22   COMPLIANCE WITH LAWS.....................................19
SECTION 3.23   ENVIRONMENTAL AND SAFETY MATTERS.........................20
SECTION 3.24   AFFILIATED TRANSACTIONS..................................21
SECTION 3.25   DISCLOSURE...............................................21
SECTION 3.26   CUSTOMERS AND SUPPLIERS..................................22
SECTION 3.27   REPORTS WITH THE SECURITIES AND EXCHANGE COMMISSION......22
SECTION 3.28   REGULATORY MATTERS.......................................22
SECTION 3.29   NO VOTE REQUIRED.........................................23
SECTION 3.30   KNOWLEDGE................................................23

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.............23

ARTICLE 5. COVENANTS OF THE ISSUER......................................24

SECTION 5.01   ACCESS TO INFORMATION....................................24
SECTION 5.02   CERTIFICATE OF DESIGNATION...............................25
SECTION 5.03   RESTRICTIONS PENDING THE CLOSINGS........................25
SECTION 5.04   RESERVATION OF SHARES....................................25
SECTION 5.05   TAX CONSISTENCY..........................................25
SECTION 5.06   USE OF PROCEEDS..........................................25

ARTICLE 6. COVENANTS OF THE PURCHASERS..................................25

SECTION 6.01   CONFIDENTIALITY..........................................25

ARTICLE 7. COVENANTS OF THE ISSUER AND THE PURCHASERS...................26

SECTION 7.01   CERTAIN FILINGS..........................................26
SECTION 7.02   PUBLIC ANNOUNCEMENTS.....................................27

ARTICLE 8. CONDITIONS PRECEDENT TO THE CLOSINGS.........................27

SECTION 8.01   CONDITIONS TO EACH PARTY'S OBLIGATIONS...................27
SECTION 8.02   FIRST CLOSING:  CONDITIONS TO EACH PURCHASER'S...........27
SECTION 8.03   SECOND CLOSING:  CONDITIONS TO EACH PURCHASER'S
               OBLIGATIONS..............................................28
SECTION 8.04   CONDITIONS TO THE ISSUER'S OBLIGATIONS...................29

ARTICLE 9. MISCELLANEOUS................................................29

SECTION 9.01   NOTICES..................................................29
SECTION 9.02   NO WAIVERS; AMENDMENTS...................................30
SECTION 9.03   SURVIVAL.................................................30
SECTION 9.04   INDEMNIFICATION..........................................31
SECTION 9.05   PROCEDURES...............................................31
SECTION 9.06   TERMINATION..............................................31
SECTION 9.07   SUCCESSORS AND ASSIGNS...................................32
SECTION 9.08   GOVERNING LAW; WAIVER OF JURY TRIAL......................32
SECTION 9.09   JURISDICTION.............................................32
SECTION 9.10   COUNTERPARTS.............................................33
SECTION 9.11   ENTIRE AGREEMENT.........................................33
SECTION 9.12   REMEDIES.................................................33
SECTION 9.13   SEVERABILITY.............................................33
SECTION 9.14   DESCRIPTIVE HEADINGS; INTERPRETATION.....................33
SECTION 9.15   NO STRICT CONSTRUCTION...................................33



                       EXHIBITS, ANNEX AND SCHEDULES

Exhibit A     -   Certificate of Designation
Exhibit B     -   Form of Warrant
Exhibit C     -   Form of Stock Restriction Agreements
Exhibit D     -   Form of Registration Rights Agreement

Annex I  -        Share and Warrant Purchase Table

Schedule 3.02(a)  -        Capitalization (a)
Schedule 3.02(b)  -        Capitalization (b)
Schedule 3.03     -        Subsidiaries
Schedule 3.08     -        Liabilities
Schedule 3.10     -        Developments
Schedule 3.11     -        Assets
Schedule 3.12(a)  -        Real Property(a)
Schedule 3.12(b)  -        Real Property(b)
Schedule 3.13     -        Taxes
Schedule 3.14     -        Contracts
Schedule 3.15     -        Intellectual Property
Schedule 3.16     -        Litigation
Schedule 3.17     -        Brokerage
Schedule 3.19     -        Self Insurance
Schedule 3.21     -        Employee Benefit Plans
Schedule 3.23     -        Environmental and Safety Matters
Schedule 3.24     -        Affiliated Transactions
Schedule 3.26     -        Customers and Suppliers
Schedule 5.06     -        Use of Proceeds




                                                           EXECUTION COPY


                       SECURITIES PURCHASE AGREEMENT

         AGREEMENT dated as of September 1, 2000 among United Shipping & Technology, Inc., a Utah corporation (the "Issuer"), TH Lee.Putnam Internet Partners, L.P., a Delaware limited partnership ("TH Lee"), and TH Lee.Putnam Internet Parallel Partners, L.P., a Delaware limited partnership ("TH Lee Parallel"), THLi Coinvestment Partners LLC, a Delaware limited liability company, and Blue Star I, LLC, a Delaware limited liability company (together, the "Purchasers" and each a "Purchaser").

         WHEREAS, the Issuer desires to sell the Securities (as defined below) to the Purchasers, and the Purchasers desire to purchase the Securities from the Issuer, upon the terms and subject to the conditions hereinafter set forth;

         NOW THEREFORE, the parties hereto agree as follows:

                                 ARTICLE 1.
                                DEFINITIONS

SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

         "Additional Warrants" means the stock purchase warrants
(Certificate Nos. W-5 and W-6) to purchase Series B Shares issued by the Issuer as of May 31, 2000.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise; provided that none of the Purchasers shall be considered an Affiliate of the Issuer or any of its Subsidiaries.

         "Agreement" means this Agreement, as it may be amended from time to time.

         "Applicable Law" means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement, ruling or decision of, agreement with, or by any Governmental Authority.

         "Certificate of Designation" means the Certificate of Designation for the Series C Shares, in the form attached as Exhibit A hereto with such changes and modifications as may be agreed to by the Issuer and the Purchasers.

         "Benefit Plan" has the meaning set forth in Section 3.21.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Closings" and "Closing" shall have the meaning set forth in
Section 2.03.

         "Closing Date" shall have the meaning set forth in Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the U.S. Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.

         "Common Stock" means the common stock, par value $.004 per share, of the Issuer.

         "Common Warrants" means the stock purchase warrants to purchase shares of the Company's Common Stock issued by the Issuer to TH Lee and TH Lee Parallel as of May 31, 2000.

         "Common Stock Equivalents" has the meaning set forth in Section
3.02.

         "Credit Agreement" means the credit agreement between UST Delivery Systems, Inc., a Subsidiary of the Issuer, and General Electric Capital Corporation, dated September 24, 1999, and all documents executed in connection therewith.

         "ERISA" has the meaning set forth in Section 3.21.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "First Closing" shall have the meaning set forth in Section 2.03.

         "Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments, administrative agencies and courts.

         "Indebtedness" means at a particular time, without duplication,
(i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due or being contested in good faith), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

         "Intellectual Property Rights" means all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, websites and internet domain names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest
(including partnership interests, limited liability company interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

         "Issuable Securities" has the meaning set forth in Section 3.05.

         "Issuer SEC Reports" has the meaning given to it in Section 3.25.

         "Latest Balance Sheet" means the audited balance sheet of the Issuer for the most recent fiscal year ended June 30, 1999.

         "Leased Property" has the meaning set forth in Section 3.12.

         "Licenses" means all licenses, permits, construction permits, certificates of public convenience and necessity and other authorizations issued by any federal, state, county or local Governmental Authorities to the Issuer and its Subsidiaries and used or necessary in connection with the operation and conduct of their business, and including any applications for any such licenses, permits, construction permits and other authorizations applied for by the Issuer and its Subsidiaries that are currently pending.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Lock-Up Agreements" means the Stock Restriction Agreements to be dated as of the date hereof by and among the Issuer, the Purchasers and each of Peter Lytle, Tim Becker and Michael Harris in the form attached as Exhibit C hereto.

         "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the two (2) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "Material Adverse Change" means, with respect to the Issuer, means
(a) any change or effect (or aggregation of changes and effects) that is or could reasonably be expected to significantly, fundamentally and materially adversely affect the business, assets, condition (financial or otherwise) or results of operations of the Issuer and its Subsidiaries, taken as a whole, or (b) if the Market Price of (i) the Market Price of the Issuer's Common Stock shall be below $4.25 on the date of the Second Closing, or
(ii) the five day trailing average of the Issuer's Common stock shall be below $4.25 at any time after the date of the First Closing and prior to the date of the Second Closing.

         "Material Adverse Effect" means any change or effect (or aggregation of changes and effects) that is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Issuer and its Subsidiaries, taken as a whole.

         "Owned Property" has the meaning set forth in Section 3.12.

         "Person" means an individual or a corporation, partnership, limited liability company, association, a joint stock company, trust, a joint venture, an unincorporated organization, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Warrants" means the stock purchase warrants
(Certificate Nos. W-1 and W-2) to purchase Series B Shares issued by the Issuer to TH Lee and TH Lee Parallel as of May 31, 2000.

         "Real Property" has the meaning set forth in Section 3.12.

         "Registration Rights Agreement" shall mean the Amended and Restated Registration Rights Agreement to be dated as of the First Closing Date by and among the Issuer and the Purchasers, substantially in the form attached hereto as Exhibit D.

         "SEC Documents" means all reports, schedules, registration statements and other documents (including all Exhibits and Schedules thereto) filed by the Issuer with the Commission.

         "Second Closing" shall have the meaning set forth in Section 2.03.

         "Securities" means the Series C Shares and the Warrants.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "Series B Shares" means the shares of Series B Convertible Preferred Stock, par value $.004 per share, of the Issuer.

         "Series C Shares" means the shares of Series C Convertible Preferred Stock, par value $.004 per share, of the Issuer.

         "Series C Warrants" means the stock purchase warrants to purchase Series C Shares in the forms attached as Exhibit B hereto.

         "Subsidiary" means, with respect to any Person any other Person of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Transaction Agreements" means this Agreement, the Registration Rights Agreement and the Certificate of Designation.

         "Warrants" means the Series C Warrants and the Common Warrants.

                                ARTICLE 2.
                      PURCHASE AND SALE OF SECURITIES

      SECTION 2.01 Commitment to Purchase. Upon the basis of the representations and warranties herein contained of each Purchaser, but subject to the terms and conditions hereinafter stated, the Issuer agrees to sell to each Purchaser, and each Purchaser, upon the basis of the representations and warranties herein contained of the Issuer, but subject to the terms and conditions hereinafter stated, agrees to purchase from the Issuer at the Closings, the Series C Shares in the amount and for the aggregate purchase price set forth opposite the name of such Purchaser on Annex I hereto. The purchase price per Series C Share shall be $6.00. The Series C Shares shall have the rights, terms and privileges set forth in the Certificate of Designation, a copy of which is attached hereto as Exhibit A.

      SECTION 2.02 Issue of Series C Warrants and Cancellation of Warrants. In addition to issuing Series C Shares, (a) at the First Closing (i) the Issuer shall, subject to the terms and conditions of the Series C Warrants, issue the Series C Warrants having the certificate numbers W-7, W-8, W-9 and W-10, and (ii) the Additional Warrants shall automatically be canceled and shall be of no further force or effect, without further action by the Company or any of the Purchasers, and (b) at the Second Closing, (i) the Issuer shall, subject to the terms and conditions of the Series C Warrants, issue the Series C Warrants having the certificate numbers W-11, W-12, W-13 and W-14, and (ii) the Preferred Warrants shall automatically be canceled and shall be of no further force or effect, without further action by the Company or any of the Purchasers.

      SECTION 2.03 The Closings

            (a) The first closing (the "First Closing") and the second closing (the "Second Closing") (each a "Closing" and together, the "Closings") of the purchase and sale of the Securities hereunder shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York. The First Closing shall occur immediately following fulfillment of each of the conditions set forth in Sections 8.01,
8.02 and 8.04, or at such other time and place as the Issuer and the Purchasers shall agree in their sole discretion. Subject to fulfillment of the conditions set forth in Sections 8.03 and 8.04, the Second Closing shall occur three (3) weeks following the First Closing. The date and time of each Closing are referred to herein as the "First Closing Date" and the "Second Closing Date" (each a "Closing Date" and together the "Closing Dates").

            (b) At the Closings, each Purchaser shall deliver to the Issuer, by wire transfer to an account designated by the Issuer not later than three Business Days prior to each Closing Date, an amount, in immediately available funds, equal to the aggregate purchase price of the Securities being purchased by such Purchaser.

            (c) At each Closing, the Issuer shall deliver to each Purchaser, against payment of the purchase price by such Purchaser to the Issuer, certificates evidencing the Series C Shares being purchased by such Purchaser in definitive form and registered in such names as such Purchaser shall request not later than two Business Days prior to the Closing Date. At the First Closing, the Issuer shall deliver to the Purchasers the Series C Warrants to be issued to such Purchasers.

                                ARTICLE 3.
                REPRESENTATIONS AND WARRANTIES OF THE ISSUER

      The Issuer represents and warrants to each Purchaser that:

      SECTION 3.01 Organization, Corporate Power and Licenses. The
Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Issuer possesses all requisite corporate power and authority and all material Licenses necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Issuer's and each Subsidiary's charter documents and bylaws which have been furnished to the Purchasers' counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

      SECTION 3.02      Capital Stock and Related Matters

            (a) As of the First Closing (except as set forth below with respect to the Series C Preferred as of the First Closing and the Second Closing, and immediately thereafter, the authorized capital stock of the Issuer shall consist of (a) 25,000,000 shares of preferred stock, of which
(i) 4,500,000 shares have been designated as Series A Cumulative Convertible Preferred Stock (none of which shall be issued and outstanding as of each Closing) and (ii) 10,000,000 shares shall be designated as Series B Convertible Preferred Stock (2,806,796 of which shall be issued and outstanding as of each Closing) and (iii) 5,000,000 shares shall be designated as Series C Convertible Preferred Stock (833,333 of which shall be issued and outstanding as of the First Closing and 2,000,000 of which shall be issued and outstanding as of the Second Closing and the remainder of which shall be reserved for issuance upon exercising the Series C Warrants), (c) 75,000,000 shares of Common Stock, of which (i) 16,622,029 shares shall be issued and outstanding as of each Closing, (ii) 10,000,000 shares shall be reserved for issuance upon conversion of the Series B Shares, (iii) 5,000,000 shares shall be reserved for issuance upon conversion of the Series C Shares, (iv) 8,462,440 shares shall be reserved for issuance upon exercise of stock options, warrants (including the Common Warrants but excluding the securities described in clause (v) below) and convertible securities and (v) certain of the remaining shares are reserved for issuance upon the exercise the warrants issued to Bayview Capital Partners L.P., the Convertible Subordinated Promissory Note issued to CEX Holdings, Inc, and the 9% Convertible Subordinated Promissory Note issued to J. Iver & Company. As of each Closing, neither the Issuer nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans ("Common Stock Equivalents"), except for the Series B Shares, the Series C Shares, the Preferred Warrants (until the Second Closing) and the Warrants and except as set forth on the attached Capitalization Schedule (a). Capitalization Schedule (a) accurately sets forth the following information with respect to all outstanding Common Stock Equivalents: the holder, the number of shares covered, the exercise price and the expiration date. As of each Closing, neither the Issuer nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on the Capitalization Schedule (a) and except pursuant to the Certificate of Designation. As of each Closing, all of the outstanding shares of the Issuer's capital stock shall be validly issued, fully paid and nonassessable.

            (b) Except as set forth on Capitalization Schedule (b) hereto, there are no statutory or contractual stockholders' preemptive rights or rights of first refusal with respect to the issuance of the Securities hereunder or the issuance of the Common Stock upon conversion of the Securities. Except as set forth on Capitalization Schedule (b) hereto, the Issuer has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. There are no agreements between the Issuer and any of the Issuer's stockholders with respect to the voting or transfer of the Issuer's capital stock.

      SECTION 3.03 Subsidiaries; Investments. The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary of the Issuer, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate or other power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on the Subsidiary Schedule, all of the outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued, fully paid and nonassessable or not subject to a capital call or capital contribution requirement, as applicable, and all such shares are owned by the Issuer or another Subsidiary free and clear of any Lien and not subject to any option or right to purchase any such shares. Except as set forth on the Subsidiary Schedule, neither the Issuer nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

      SECTION 3.04 Authorization; No Breach. The execution, delivery and performance of the Transaction Agreements and all other agreements contemplated hereby or thereby to which the Issuer or any of its Subsidiaries is a party, the filing of the Certificate of Designation have been duly and validly authorized by the Issuer. The Transaction Agreements and all other agreements contemplated hereby to which the Issuer or any of its Subsidiaries is a party each constitutes a valid and binding obligation of the Issuer or such Subsidiary, as applicable, enforceable in accordance with its terms. The issuance of the Common Stock upon conversion of the Series C Shares will not require any further corporate action (except for action related to any anti-dilution adjustments) on the part of the Issuer except as required pursuant to Section 5.07 and, except as set forth in Capitalization Schedule (b), will not be subject to any preemptive right, right of first refusal or other similar right. The execution and delivery by the Issuer of this Agreement and all other agreements contemplated hereby to which the Issuer is a party, the offering, sale and issuance of the Securities hereunder, the issuance of Common Stock upon conversion of the Series C Shares, the filing of the Certificate of Designation, and the fulfillment of and compliance with the respective terms hereof and thereof by the Issuer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in the creation of any Lien upon the Issuer's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the articles of incorporation or bylaws of the Issuer or any Subsidiary, or any law, statute, rule or regulation, order, judgment or decree to which the Issuer or any Subsidiary is subject, or any material agreement or instrument to which the Issuer or any Subsidiary is subject, except for such matters that would not have a Material Adverse Effect.

      SECTION 3.05 Securities Law Compliance. Assuming the representations and warranties of the Purchasers set forth in Article 4 hereof are true and correct in all material respects, the offer and sale of the Series C Shares and the shares of Common Stock issuable upon conversion of the Series C Shares (the "Issuable Securities") pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Issuer nor any Person acting on its behalf has, in connection with the offering of the Issuable Securities, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Issuable Securities pursuant to this Agreement. The Company has not made and will not prior to each Closing make, directly or indirectly, any offer or sale of the Issuable Securities or of securities of the same or similar class as the Issuable Securities if, as a result, the offer and sale contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

      SECTION 3.06 Commission Documents. Upon request, the Issuer will make available to the Purchasers true and complete copies of all SEC Documents filed with the Commission prior to the date hereof and will furnish the Purchasers a true and correct copy of each amendment thereto and any SEC Documents filed by the Issuer with the Commission on or before each Closing Date. As of their respective filing dates, the SEC Documents complied (or will comply) in all material respects with the requirements of the Securities Act, Exchange Act and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.07 Financial Statements. Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Issuer SEC Reports complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the Commission and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Issuer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes none of which would, individually or in the aggregate, reflect or be reasonably expected to reflect a Material Adverse Effect). The Company has not been informed by its independent accountants that such independent accountants will issue a qualified opinion in connection with the audit of the financial statements of the Company for its fiscal year 2000.

      SECTION 3.08 Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule or as disclosed in the Issuer SEC Reports, the Issuer and its Subsidiaries do not have any material obligation or liability of a nature required to be reflected on a balance sheet prepared in accordance with GAAP arising out of transactions entered into at or prior to each Closing, or any action or inaction at or prior to each Closing, or any state of facts existing or any occurrence at or prior to each Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including any liabilities expressly disclosed in any notes thereto),
(ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

      SECTION 3.09 No Material Adverse Change. Since April 1, 2000, except as disclosed in the Issuer SEC Reports, there has been no change in the financial condition, operating results, assets, operations, employee relations or customer or supplier relations of the Issuer and its Subsidiaries taken as a whole that could reasonably be expected to have a Material Adverse Effect.

      SECTION 3.10 Absence of Certain Developments. Except as expressly contemplated by the Transaction Agreements or as set forth on the attached Developments Schedule, and except as disclosed in the Issuer SEC Reports filed prior to the date of this Agreement, since the date of the Latest Balance Sheet, neither the Issuer nor any Subsidiary has:

                  (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (ii) borrowed any amount in excess of $250,000 or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (iii) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

                  (iv) declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities;

                  (v) mortgaged or pledged any of its properties or assets or subjected them to any material Lien, except Liens for current property taxes not yet due and payable;

                  (vi) sold, assigned or transferred any of its tangible assets in excess of $50,000 individually or $250,000 in the aggregate or any interest in any Subsidiary, except in the ordinary course of business, or canceled any material debts or claims;

                  (vii) sold, assigned, transferred or abandoned any material patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other Intellectual Property Rights, or disclosed any material proprietary confidential information to any Person;

                  (viii) suffered any material extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  (ix) made any Investment in or taken steps to incorporate any Subsidiary; or

                  (x) entered into any other material transaction, other than in the ordinary course of business.

      SECTION 3.11 Assets. Except as disclosed in the Issuer SEC Reports filed prior to the date of this Agreement or as set forth on the attached Assets Schedule, the Issuer and each Subsidiary have good and marketable title to, a valid leasehold interest in, or has the right or use, the material assets (other than Real Property, which is addressed in Section 3.10) used by them, or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for (i) assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (ii) Liens disclosed on the Latest Balance Sheet, (iii) Liens for Taxes not yet due and payable, and (iv) covenants, conditions and restrictions of record and minor title defects none of which individually or collectively could reasonably be expected to interfere with Issuer's business as presently conducted or planned to be conducted ("Permitted Liens"). The Issuer and each Subsidiary owns, or has a valid leasehold interest in, or has the right to use, all material tangible assets necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted.

      SECTION 3.12 Real Property.

            (a) The attached Real Property Schedule (a) sets forth the address and description of each parcel of real property owned by the Issuer or any of its Subsidiaries (the "Owned Property"). The Issuer or its applicable Subsidiary has good and marketable fee simple title in and to each parcel of the Owned Property with a fair market value in excess of $250,000, subject to no liens, encroachments, encumbrances, claims, leases, rights of possession or other defects in title (collectively, "Encumbrance" ), except (i) as disclosed on the Latest Balance Sheet, (ii) Liens for Taxes not yet due and payable or as disclosed in the Issuer SEC Reports,
(iii) covenants, conditions and restrictions of record and minor title defects none of which individually or collectively could reasonably be expected to interfere with Issuer's business as presently conducted or as planned to be conducted and (iv) for Permitted Liens or as described on Real Property Schedule (a).

            (b) The attached Real Property Schedule (b) sets forth a list of all leases, subleases and other occupancy agreements providing for annual payments in excess of $50,000, including all amendments, extensions and other modifications thereto (the "Leases") for real property (the "Leased Property"; and collectively with the Owned Property, the "Real Property") to which the Issuer or any of its Subsidiaries is a party. To the best of their respective knowledge, the Issuer or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Property, subject to no Encumbrances except for Permitted Liens or as described on such Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms in all material respects. To the knowledge of the Issuer, there exists no default or condition which with the giving of notice, the passage of time or both could become a default under any Lease. Except as described on the Real Property Schedule
(b), no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Issuer and its Subsidiaries which is material to the conduct of the business of the Issuer and its Subsidiaries. To the knowledge of the Issuer, other than the Issuer, its Subsidiaries and the landlords under the Leases, there are no parties in possession or parties having any current or future right to occupy any of the Real Property which are material to the conduct of the business of the Issuer and its Subsidiaries. The Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property which are material to the conduct of the business of the Issuer and its Subsidiaries have been obtained, are in full force and effect and have not been violated in any material respect. To the knowledge of the Issuer or any of its Subsidiaries, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property which is material to the conduct of the business of the Issuer and its Subsidiaries. There is no pending or, to the knowledge of the Issuer, any threatened condemnation proceeding affecting any portion of the Real Property which is material to the conduct of the business of the Issuer and its Subsidiaries. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.

      SECTION 3.13 Tax Matters.

            (a) Except as set forth on the attached Taxes Schedule: the Issuer, each Subsidiary and each Affiliated Group have filed all Tax Returns which they are required to have filed under Applicable Law, except where the failure to do so would not have a Material Adverse Effect; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with Applicable Law; the Issuer, each Subsidiary and each Affiliated Group in all material respects have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) in all material respects and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; neither the Issuer, any Subsidiary nor any Affiliated Group have outstanding any waiver of any statute of limitations with respect to any material Taxes or agreement to extend the time with respect to any material Tax assessment or deficiency; to the extent required by GAAP, the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Issuer and its Subsidiaries if their current tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, neither the Issuer nor any of its Subsidiaries have incurred any material liability for Taxes other than in the ordinary course of business; the federal income Tax Returns of the Issuer and its Subsidiaries have been audited and closed for all tax years through 1998; to the knowledge of the Issuer or its Subsidiaries, no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Issuer, any Subsidiary or any Affiliated Group; except with respect to such audits or proceedings, to the knowledge of the Issuer or its Subsidiaries, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Issuer from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims raised by any such taxing authority concerning the Issuer's, any Subsidiary's or any Affiliated Group Tax liability.

            (b) Except as set forth on the Taxes Schedule, neither the Issuer nor any of its Subsidiaries has made an election under ss.341(f) of the Internal Revenue Code of 1986, as amended. Neither the Issuer nor any Subsidiary is liable for the Taxes of another Person that is not a Subsidiary in a material amount under (a) Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise by operation of Applicable Law. Neither the Issuer nor any Subsidiary is a party to any tax sharing agreement except as a member of an Affiliated Group. Neither the Issuer nor any Subsidiary has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under IRC ss.280G.

            (c) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not. "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof. "Affiliated Group" means any affiliated group as defined in IRC ss.1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period and that includes any of the Issuer or any of its Subsidiaries as a member.

       SECTION 3.14 Contracts and Commitments.

            (a) Except as expressly contemplated by this Agreement or as disclosed in the Issuer SEC Reports filed prior to the date of this Agreement or on the attached Contracts Schedule or the attached Employee Benefits Schedule or the attached Real Property Schedule, neither the Issuer nor any Subsidiary is a party to or bound by any written or oral:

                  (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                  (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors or Affiliates;

                  (iii) contract under which the Issuer or Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $250,000;

                  (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Issuer and/or its Subsidiaries;

                  (v) guarantee of any obligation in excess of $100,000 (other than by the Issuer of a wholly-owned Subsidiary's debts or a guarantee by a Subsidiary of the Issuer's debts or of another wholly-owned Subsidiary's debts) other than in connection with the Credit Agreement;

                  (vi) lease or agreement under which the Issuer or any Subsidiary is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000;

                  (vii) lease or agreement under which the Issuer or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Issuer or any Subsidiary, respectively;

                  (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $250,000;

                  (ix) assignment, license, indemnification or agreement with respect to any material intangible property (including, without limitation, any Intellectual Property Rights);

                  (x) express warranty agreement with respect to its services rendered or its products sold or leased;

                  (xi) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                  (xii) sales, distribution or franchise agreement the performance of which involves consideration in excess of $250,000;

                  (xiii) agreement, the performance of which involves consideration in excess of $250,000, with a term of more than six months which is not terminable by the Issuer or any Subsidiary upon less than 30 days notice without penalty;

                  (xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

                  (xv) any joint venture agreement or other agreement pursuant to which the Issuer or any Subsidiary has made, or any agreement governing the Issuer's or any Subsidiary's investment in any other person; or

                  (xvi) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $250,000 annually.

            (b) All of the contracts, agreements and instruments set forth or required to be set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms. Except as set forth on the Contracts Schedule, the Litigation Schedule, the Liabilities Schedule or the Real Property Schedule, the Issuer and each Subsidiary has performed all material obligations required to be performed by it under the contracts, agreements and instruments listed on the Contracts Schedule or required to be set forth and are not in default under or in breach of nor in receipt of any claim of default or breach under any material contract, agreement or instrument to which the Issuer or any Subsidiary is subject and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Issuer or any Subsidiary under any material contract, agreement or instrument to which the Issuer or any Subsidiary is subject; the Issuer has no present intention of not fully performing all such obligations; the Issuer has no knowledge of any breach or anticipated breach by the other parties to any material contract, agreement, instrument or commitment to which it is a party; and neither the Issuer nor any Subsidiary is a party to any contract or commitment or group of contracts or commitments the performance of which could have a Material Adverse Effect.

            (c) Upon request, the Issuer will make available to the Purchasers a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are listed on, referred to or required to be listed on or referred to on the Contracts Schedule or the Employee Benefits Schedule, together with all amendments, waivers or other changes thereto.

      SECTION 3.15 Intellectual Property Rights.

            (a) The attached Intellectual Property Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned or used by the Issuer or any Subsidiary and material to the business of the Issuer and its Subsidiaries, (b) pending patent applications and applications for registration of other Intellectual Property Rights filed by the Issuer or any Subsidiary material to the business of the Issuer and its Subsidiaries, (c) material unregistered trade names and corporate names owned or used by the Issuer or any Subsidiary and (d) material unregistered trademarks, service marks, copyrights, mask works and computer software (other than commercially available computer software) owned or used by the Issuer or any Subsidiary and material to the business of the Issuer and its Subsidiaries. The Intellectual Property Schedule also contains a complete and accurate list of all material licenses and other material rights granted by the Issuer or any Subsidiary to any third party with respect to any Intellectual Property Rights and all material licenses and other material rights granted by any third party to the Issuer or any Subsidiary with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Issuer or one of its Subsidiaries is the beneficial and record owner of all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of the Issuer and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens, except where the failure to have such right would not have a Material Adverse Effect. The loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Issuer or any Subsidiary would not reasonably be expected to have a Material Adverse Effect and no such loss or expiration is, to the best of the Issuer's knowledge, threatened, pending or reasonably foreseeable. The Issuer and its Subsidiaries have taken all necessary actions to maintain and protect the Intellectual Property Rights which they own, except where the failure to have taken such actions would not have a Material Adverse Effect. To the best of the Issuer's knowledge, the owners of any Intellectual Property Rights licensed to the Issuer or any Subsidiary have taken all necessary actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

            (b) Except as set forth on the Intellectual Property Schedule or the Litigation Schedule, (i) to the best of the Issuer's knowledge, there have been no claims made against the Issuer or any Subsidiary within the past five (5) years asserting the invalidity, misuse or unenforceability of any of the Issuer's or its subsidiaries' Intellectual Property Rights or alleging infringement, misappropriation or other conflict of any third Person's Intellectual Property Rights by the Issuer or any of its Subsidiaries (including, without limitation, any demand or request that the Issuer or any Subsidiary license any rights from a third party), and, to the best of the Issuer's knowledge, there are no grounds for the same, (ii) neither the Issuer nor any Subsidiary has received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by any third party with respect to the Issuer's or its Subsidiaries' Intellectual Property Rights (including, without limitation, any demand or request that the Issuer or any Subsidiary license any rights from a third party) and (iii) to the best of the Issuer's knowledge, the conduct of the Issuer's and each Subsidiary's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons. All Intellectual Property Rights owned or used by the Issuer or any Subsidiary immediately prior to each Closing will be owned or available for use by the Issuer or any such Subsidiary on identical terms and conditions immediately subsequent to such Closing.

      SECTION 3.16 Litigation, etc. Except as disclosed in the Issuer SEC Reports filed prior to the date of this Agreement or on the attached Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Issuer's knowledge, threatened against or, to the Issuer's knowledge, affecting the Issuer or any Subsidiary that individually or in the aggregate have a Material Adverse Effect (or to the best of the Issuer's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Issuer and its Subsidiaries with respect to their respective businesses or proposed business activities), or pending or threatened by the Issuer or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting the Issuer or any Subsidiary during the past three years that individually or in the aggregate have a Material Adverse Effect; and, to the best of the Issuer's knowledge, there is no reasonable basis for any of the foregoing. Neither the Issuer nor any Subsidiary is subject to any judgment, order or decree of any court or Governmental Authority which could have a Material Adverse Effect.

      SECTION 3.17 Brokerage. Except as set forth on the attached Brokerage Schedule, for which Issuer shall be solely responsible, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Issuer or any Subsidiary. The Issuer shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

      SECTION 3.18 Governmental Consent, etc. No permit, license, consent, approval or authorization of, or declaration to or filing with, any governmental authority or any other Person is required in connection with the execution, delivery and performance by the Issuer of this Agreement or the other agreements contemplated hereby, or the consummation by the Issuer of any other transactions contemplated hereby or thereby, except as set forth on the attached Consents Schedule.

      SECTION 3.19 Insurance. Neither the Issuer nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it, and since January 1, 1996 neither the Issuer nor any Subsidiary has been denied insurance coverage. The insurance coverage of the Issuer and its Subsidiaries is consistent with the best insurance practices for corporations of similar size engaged in similar lines of business, is adequate and sufficient to cover all material liabilities encountered in the ordinary course of business of the Issuer and all material liabilities reasonably foreseen or projected by the Issuer, and includes, without limitation, insurance in respect of pollution and environmental liability, and personal injury liability. All of the insurers through which the Issuer has sought insurance coverage in the past 10 years have been and remain solvent. Except as set forth on Schedule 3.19, and excluding deductibles under the Issuer's current insurance policies, neither the Issuer nor its Subsidiaries have any self-insurance or co-insurance programs.

      SECTION 3.20 Employees. The Issuer is not aware that any executive or key employee of the Issuer or any Subsidiary or any group of employees of the Issuer or any Subsidiary has any plans to terminate employment with the Issuer or any Subsidiary. The Issuer and each Subsidiary have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Issuer is not aware that it or any Subsidiary has any material labor relations problems or concerns (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Except as disclosed on the Contracts Schedule, neither the Issuer, its Subsidiaries nor, to the best of the Issuer's knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Issuer and its Subsidiaries, except for agreements between the Issuer and its present and former employees.

      SECTION 3.21 ERISA.

            (a) Schedule 3.21 sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is material to the Issuer and each other employee benefit plan, program or arrangement that is material to the Issuer maintained, sponsored, or contributed to by the Issuer at any time in the last three years, or with respect to which the Issuer has any material actual or potential liability. Each such item listed on such attached schedule is referred to herein as a "Benefit Plan" and collectively as the "Benefit Plans".

            (b) All material contributions to and payments from any Benefit Plan that may have been required to be made in accordance with the terms of the Benefit Plan, any applicable collective bargaining agreement, and
Section 302 of ERISA or Section 412 of the Code have been timely made in all material respects. There has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and the Issuer is not aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan at any time in the last three years. To the knowledge of the Issuer, no asset of the Issuer is or is reasonably likely to become subject to any lien under ERISA or the Code, and the Issuer has not incurred any material liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due).

            (c) Except as set forth on Schedule 3.21, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS that such Benefit Plan is so qualified, and, to the best knowledge of the Issuer, nothing has occurred since the date of such determination that could adversely affect the qualified status of such Benefit Plan.

            (d) Each of the Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and the terms of any applicable collective bargaining agreements and in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable laws. To the knowledge of the Issuer, there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect. With respect to each Benefit Plan, all required material payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of each Closing Date have been made or properly accrued in all material respects.

            (e) To the knowledge of the Issuer, neither the Issuer nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of
Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Benefit Plans which could subject any of the Benefit Plans, the Issuer, or any officer, director or employee of any of the foregoing to a penalty or tax under Section 502 of ERISA or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.

            (f) Except as set forth otherwise on the Contracts Schedule, each Benefit Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in compliance in all material respects with such requirements. No Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Issuer other than as required pursuant to COBRA or applicable State law.

            (g) To the knowledge of the Issuer, no Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan") has been terminated; to the knowledge of the Issuer, no proceeding has been initiated to terminate any such Multiemployer Plan and there has been no "reportable event" within the meaning of Section 4043(c) of ERISA) with respect to any such Multiemployer Plan; to the knowledge of the Issuer, no Multiemployer Plan is in reorganization as described in Section 4241 of ERISA and, to the knowledge of the Issuer, no Multiemployer Plan is insolvent as described in
Section 4245 of ERISA. To the knowledge of the Issuer, the Issuer has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Multiemployer Plan, no such liability has been asserted, and, to the knowledge of the Issuer, there are no events or circumstances which could result in any such partial or complete withdrawal. The Issuer is not bound by any contract or agreement nor does it have any obligation or liability described in Section 4204 of ERISA.

            (h) With respect to each Benefit Plan, upon request, the Issuer will provide the Purchaser with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three most recent annual reports (Form 5500 series) filed with the IRS (with applicable attachments); (iii) the most recent actuarial valuation report; and (iv) the most recent determination letter received from the IRS.

            (i) The Issuer has no liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Issuer.

      SECTION 3.22 Compliance with Laws. Each of the Issuer and each Subsidiary has operated its business and conducted its activities in compliance in all material respects with all laws, regulations and governmental requirements, which the failure to be in compliance with would reasonably be expected to have a Material Adverse Effect and neither the Issuer nor any Subsidiary has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a Material Adverse Effect, and neither the Issuer nor any Subsidiary has received notice of any such violation.

      SECTION 3.23 Environmental and Safety Matters.

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Issuer or any Subsidiary arising under any Environmental and Safety Requirements.

            (b) Except as set forth on the attached Environmental Schedule:

                  (i) The Issuer and its Subsidiaries have complied in all material respects with and are currently in compliance in all material respects with all Environmental and Safety Requirements, which the failure to be in compliance with would have a Material Adverse Effect, and since January 1, 1997, neither the Issuer nor its Subsidiaries have received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, which liabilities or obligations would have a Material Adverse Effect and which relate to the Issuer or its Subsidiaries or any of their properties or facilities.

                  (ii) Without limiting the generality of the foregoing, the Issuer and its Subsidiaries have obtained and complied in all material respects with and are currently in compliance in all material respects with, all Environmental Permits. A list of all such permits, licenses and other authorizations which are material to the Issuer and its Subsidiaries is set forth on the attached Environmental Schedule ("Environmental Permits").

                  (iii) None of the following exists at any property or facility owned, occupied or operated by the Issuer or any of its
      Subsidiaries:

                  (1) underground storage tanks or surface impoundments;

                  (2) asbestos-containing materials in any form or condition; or

                  (3) materials or equipment containing polychlorinated biphenyls;

           the existence of which could reasonably be expected to have a Material Adverse Effect.

                  (iv) To the knowledge of the Issuer, neither the Issuer nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any hazardous substance or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Issuer or its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

                  (v) Without limiting the generality of the foregoing, to the knowledge of the Issuer, no facts, events or conditions relating to the past or present properties, facilities or operations of the Issuer or its Subsidiaries shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources) damage that could reasonably be expected to have a Material Adverse Effect.

                  (vi) Neither the Issuer nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements that could reasonably be expected to have a Material Adverse Effect.

                  (vii) No Environmental Lien has attached to any property owned, leased or operated by the Issuer or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

      SECTION 3.24 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule or in the Issuer's SEC Reports, no officer, director, significant stockholder or Affiliate of the Issuer or any Subsidiary, to the knowledge of the Issuer, or any member of such individual's immediate family or any entity in which any such Person or individual owns any beneficial interest (other than less than 5% of the outstanding securities of a publicly traded company), is a party to any agreement, contract, commitment or transaction with the Issuer or any Subsidiary or has any material interest in any material property used by the Issuer or any Subsidiary.

      SECTION 3.25 Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to any Purchaser by or on behalf of the Issuer with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided that with respect to the financial projections furnished to the Purchasers by the Issuer, the Issuer represents and warrants only that such projections were based upon assumptions reasonably believed by the Issuer to be reasonable and fair as of the date the projections were prepared in the context of the Issuer's history and current and reasonably foreseeable business conditions. There is no fact which the Issuer has not disclosed to the Purchasers in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a Material Adverse Effect.

      SECTION 3.26 Customers and Suppliers.

            (a) The attached Customer/Supplier Schedule lists the ten (10) largest customers and suppliers of the Issuer (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer or supplier the amount of revenues to such customer in the case of any such customer or the amount of expenditures to such supplier in the case of any such supplier. The Customer/Supplier Schedule also lists any additional current customers and suppliers which the Issuer anticipates shall be among the ten (10) largest customers or suppliers for the current fiscal year.

            (b) Since the date of the Latest Balance Sheet, no Supplier set forth on the Customer/Supplier Schedule has stopped or materially decreased the rate of or indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Issuer or any Subsidiary, and no customer listed on the Customer/Supplier Schedule has stopped or materially decreased or, to the Issuer's knowledge, indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Issuer or any Subsidiary.

      SECTION 3.27 Reports with the Securities and Exchange Commission. Since January 1, 1997, the Issuer has filed with the Commission all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act and the Exchange Act, all of which complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Upon request, the Issuer will furnish the Purchasers with complete and accurate copies of its annual report on Form 10-K for its three most recent fiscal years, all other reports or documents required to be filed by the Issuer pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the most recent annual report on Form 10-K and its most recent annual report to its stockholders (collectively, the "Issuer SEC Reports"). Such reports and filings did not as of the date of filing contain any material false statements or any misstatement of any material fact and do not omit to state any fact necessary to make the statements set forth therein not misleading. The Issuer has made all filings with the Commission which it is required to make, and the Issuer has not received any request from the Commission to file any amendment or supplement to any of the reports described in this paragraph.

      SECTION 3.28 Regulatory Matters.

            (a) Except as disclosed in the Litigation Schedule, the Issuer and its Subsidiaries have all requisite power and authority and hold or have applied for all Licenses required under any Applicable Law to own and operate their properties and to carry on the business of the Issuer and its Subsidiaries as such business is conducted on the date hereof and as proposed to be conducted. Each material License issued to the Issuer or its Subsidiaries is validly issued and is in full force and effect. The Issuer does not know of any reason why any Governmental Authority might revoke any License. The Issuer does not know of any party who has a current filing pending in specific opposition to or expressed an interest in opposing the grant of the material Licenses held or applied for by the Issuer or its Subsidiaries, or of any reason why any Governmental Authority might not grant any of the material Licenses or that have been applied for.

            (b) Except as disclosed on the Litigation Schedule, none of the Issuer or its Subsidiaries is a party to nor, to the best knowledge of the Issuer and each Subsidiary, is there threatened any investigation, notice of apparent liability, violation, show cause order, forfeiture or other notice, order or complaint issued by or before any Governmental Authority, or of any other proceeding (other than proceedings of general applicability) that could in any manner threaten or adversely affect the validity, future grant or continued effectiveness of the material Licenses of the Issuer and its Subsidiaries. None of the Issuer and its Subsidiaries has any reason to believe that each of the material Licenses will not be renewed in the ordinary course.

      SECTION 3.29 No Vote Required. Subject to a letter to the Issuer by Th Lee and TH Lee Parallel dated as of the date hereof regarding exercise of the Preferred Warrants prior to the Second Closing, no approval of the holders of the Issuer's capital stock is required by Applicable Law, the rules of the NASDAQ National Market or otherwise, with respect to the filing of the Certificate of Designation, the issuance of the Series C Shares pursuant to and as contemplated by this Agreement or the issuance of Common Stock upon conversion of the Series C Shares.

      SECTION 3.30 Knowledge. As used in this Section 3, the terms "knowledge" or "aware" shall mean and include the actual knowledge or awareness, following due inquiry, of the executive officers of the Issuer.

                                ARTICLE 4.
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby severally represents and warrants to the Issuer as of the date hereof and as of each Closing Date that:

            (a) Such Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and any applicable state securities or blue sky laws.

            (b) The Securities to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Securities or any interest therein other than in a transaction exempt from registration under the Securities Act.

            (c) Such Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act.

            (d) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. Such Purchaser understands that Purchaser's investment in the Securities involves a high degree of risk.

            (e) Such Purchaser has been furnished with and carefully read a copy of the Issuer SEC Reports and this Agreement (including the Schedules hereto) and has been given the opportunity to ask questions of, and receive answers from, the Issuer concerning the terms and conditions of the Securities and other related matters. To such Purchaser's knowledge, the Issuer has made available to such Purchaser or its agents all documents and information relating to an investment in the Securities requested by or on behalf of such Purchaser.

            (f) Such Purchaser understands that the Securities shall bear a restrictive legend in a form agreed between the parties.

                                ARTICLE 5.
                          COVENANTS OF THE ISSUER

         The Issuer agrees that:

      SECTION 5.01 Access to Information.

            (a) From the date hereof until the First Closing Date, the Issuer will (i) furnish to each Purchaser and its authorized representatives such financial and operating data and other information relating to the Issuer and its Subsidiaries as such Persons may reasonably request and (ii) instruct its officers, employees, counsel, independent accountants and financial advisors to cooperate with such Purchaser and its authorized representatives in its investigation of the Issuer and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of the Issuer and its Subsidiaries.

            (b) After the First Closing Date, for so long as the Purchasers, in the aggregate, own 20% of the Series C Shares issued to the Purchasers at the Closings, the Purchasers shall be entitled to (i) receive, within 90 days of the issuer's financial year end, audited annual financial statements, and receive within 45 and 30 days of the relevant respective periods, unaudited quarterly and monthly financial statements,
(ii) receive all information made available to shareholders of the Issuer or members of the Board of Directors, in each case, at the same time as such materials are distributed to the shareholders or directors, as the case may be, (iii) designate up to two persons who shall be entitled to observation rights at all meetings of the Issuer's Board of Directors,
(iii) meet on a quarterly basis with members of senior management, (v) receive copies of management reports, and (vi) have reasonable access to the Issuer's outside auditors.

            (c) Each Purchaser agrees that any nonpublic information furnished to such Purchaser pursuant to this Section 5.01 shall be deemed confidential information and shall not be used by it as the basis for any market transactions in the securities of the Issuer unless and until such information is made generally available to the public.

      SECTION 5.02 Certificate of Designation. Prior to the First
Closing, subject to the terms of this Agreement, the Issuer shall cause to be filed the Certificate of Designation as required pursuant to the laws of the State of Utah.

      SECTION 5.03 Restrictions Pending the Closings. After the date hereof and prior to the Closing Dates, except as expressly provided for in this Agreement or as consented to in writing by the Purchasers, the Issuer shall not:

                  (i) amend its Articles of Incorporation or bylaws;

                  (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio and exercise price applicable to the Series C Shares and the Warrants, respectively, prior to their issuance at the Closings;

                  (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                  (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of the Issuer set forth in Article 3 becoming untrue or (B) any of the conditions to the obligations of the Purchasers set forth in Section 8.01 or 8.02 not being satisfied; or

                  (v) enter into any agreement or commitment to do any of the foregoing.

      SECTION 5.04 Reservation of Shares. For so long as any of the Securities are outstanding, the Issuer shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designation and its issuance obligations under the Warrants.

      SECTION 5.05 Tax Consistency. The Issuer will not treat the Series C Shares as "preferred stock" for Tax purposes, unless otherwise required pursuant to a final determination or a change in Applicable Law.

      SECTION 5.06 Use of Proceeds. The Issuer shall use the proceeds received upon the sale of the Series B Shares at the Closings solely for the purposes set forth in Schedule 5.06 attached hereto.

                                ARTICLE 6.
                        COVENANTS OF THE PURCHASERS

      SECTION 6.01 Confidentiality. Each Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, financing sources, financial institutions, and agents (the "Representatives") to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of law, regulation or national stock exchange, all confidential documents and information concerning the Issuer or any of its Affiliates that are furnished to such Purchaser, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Purchaser or such Representatives, (ii) in the public domain through no fault of such Purchaser or its Representatives (with respect to information received in their capacity as such) or (iii) later acquired by such Purchaser or such Representatives from sources other than the Issuer or any of its Affiliates not known by such Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that such Purchaser may disclose such information to any of its Representatives in connection with the transactions contemplated by this Agreement and the Certificate of Designation so long as such Persons are informed by such Purchaser of the confidential nature of such information and are directed by such Purchaser to treat such information confidentially. The obligation of each Purchaser to hold and to cause its Representatives to hold any such information in confidence shall be satisfied if such Purchaser exercises the same care with respect to such information as such Purchaser would take to preserve the confidentiality of its own similar information. If any Purchaser or any of its Representatives is requested to disclose any confidential information by judicial or administrative process or by other requirements of law or a national stock exchange, such Purchaser will promptly notify the Issuer of such request so that the Issuer may seek an appropriate protective order. Each Purchaser agrees that it will not, and will use its reasonable best efforts to cause its Representatives not to, use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Issuer and in connection with the transactions contemplated by this Agreement and the Certificate of Designation. If this Agreement is terminated, each Purchaser will, and will use its reasonable best efforts to cause its Representatives to, destroy or deliver to the Issuer, upon request, all documents and other materials, and all copies thereof, obtained by such Purchaser or on its behalf from the Issuer, or any of the Representatives, in connection with this Agreement that are subject to such confidence.

                                ARTICLE 7.
                 COVENANTS OF THE ISSUER AND THE PURCHASERS

      SECTION 7.01 Certain Filings. The Issuer and each Purchaser will, and will cause their Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Certificate of Designation, the conversion by such Purchaser of such Purchaser's Series C Shares or the exercise by such Purchaser of such Purchaser's Warrants, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. The Issuer and each Purchaser shall (A) give the other parties prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation by or before any governmental body with respect to the transactions contemplated by this Agreement and the Certificate of Designation, (B) keep the other parties informed on a current basis as to the status of any such action, suit, litigation, arbitration, preceding or investigation, and (C) promptly inform the other parties of any communication to or from the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement and the Certificate of Designation.

      SECTION 7.02 Public Announcements. In connection with the execution of this Agreement, the Issuer shall issue a press release (a "Signing Release") and shall file with the Commission a Report on Form 8-K with respect to the transactions contemplated hereby (the "Signing 8-K" and together with the Signing Release, the "Agreed Disclosure"). The Signing Release shall be in form and substance as agreed by the parties hereto. The Signing 8-K shall be provided to the Purchasers prior to filing and the Purchasers shall be given a reasonable opportunity to comment thereon. The Issuer shall accept all reasonable changes suggested by the Purchasers. If the Issuer does not accept any changes suggested in good faith by the Purchasers, the provisions of this Section 7.02 shall immediately terminate and be of no further force or effect as to the Purchasers. If the Issuer accepts all such changes, the Agreed Disclosure shall serve as the basis for any public disclosure by the parties of the transactions contemplated hereby and neither the Issuer nor any Purchaser shall make any statement or representation regarding the transactions contemplated hereby, publicly or in a manner which could reasonably be expected to result in its public dissemination, which is materially inconsistent with the Agreed Disclosure. Except as otherwise permitted pursuant to this Section 7.03, the Issuer shall not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser.

                                ARTICLE 8.
                    CONDITIONS PRECEDENT TO THE CLOSINGS

      SECTION 8.01 Conditions to Each Party's Obligations. The obligation of each party hereto to consummate the Closings is subject to the satisfaction, at or prior to each Closing Date, of the following conditions:

            (a) All filings with, notifications to and consents from Governmental Authorities required for the consummation of such Closing shall have been made or obtained, as applicable; and

            (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of such Closing.

      SECTION 8.02 First Closing: Conditions to Each Purchaser's. The obligation of each Purchaser to consummate the First Closing is further subject to the satisfaction, at or prior to the First Closing Date, of the following additional conditions:

            (a) The representations and warranties of the Issuer contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the First Closing Date and the representations and warranties of the Issuer contained herein that are not so qualified shall be true and correct in all material respects on and as of the First Closing Date, in each case as if made on and as of such date; the Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the First Closing Date; and such Purchaser shall have received a certificate dated the First Closing Date signed by an authorized officer of the Issuer to the foregoing effect;

            (b) The Certificate of Designation shall have been filed with the Division of Corporations and Commercial Code of the State of Utah in accordance with the law of the State of Utah;

            (c) The Registration Rights Agreement shall have been executed and delivered by the parties thereto and be in full force and effect;

            (d) The Lock-Up Agreements shall have been executed and delivered by the parties thereto and be in full force and effect;

            (e) Each Purchaser shall have received opinions, dated the First Closing Date, of counsel to the Issuer, addressing such matters as shall be reasonably requested by the Purchasers;

            (f) No action, suit, investigation, litigation or proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the First Closing or which could have an adverse affect on the ability of the Issuer to perform its obligations under this Agreement shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending;

            (g) Each Purchaser shall have received all documents reasonably requested by it relating to the existence of Issuer, the corporate authority for Issuer entering into, and the validity of, this Agreement, the Certificate of Designation, the Series C Warrants and the Series C Shares, all in form and substance reasonably satisfactory to it; and

            (h) The Issuer shall have received all consents and waivers by third parties that are required for the issuance of the Securities and the consummation of the transactions contemplated hereby on terms reasonably satisfactory to Purchaser (including (i) waivers of all shareholders' contractual or other preemptive and similar rights, and (ii) any consents required in order that the transactions contemplated hereby do not constitute a breach of, a default under, or a termination or modification of any material agreement to which the Issuer or any Subsidiary is a party or to which any portion of the property of the Issuer or any Subsidiary is subject).

            Second Closing: Conditions to Each Purchaser's Obligations. The obligation of each Purchaser to consummate the Second Closing is further subject to the satisfaction, at or prior to the Second Closing Date, of the following conditions:

            (a) The representations and warranties of the Issuer contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Second Closing Date and the representations and warranties of the Issuer contained herein that are not so qualified shall be true and correct in all material respects on and as of the Second Closing Date, in each case as if made on and as of such date; the Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Second Closing Date; and such Purchaser shall have received a certificate dated the Second Closing Date signed by an authorized officer of the Issuer to the foregoing effect;

            (b) No action, suit, investigation, litigation or proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Second Closing or which could have an adverse affect on the ability of the Issuer to perform its obligations under this Agreement shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending; and

            (c) There shall not have occurred since the date of the First Closing any Material Adverse Change with respect to the Issuer.

      SECTION 8.04 Conditions to the Issuer's Obligations. The obligation of the Issuer to consummate each Closing is further subject to the satisfaction, at or prior to each Closing Date, of the following additional conditions:

            (a) The representations and warranties of each Purchaser contained herein shall be true and correct in all respects on and as of each Closing Date. Each Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to each Closing Date; and the Issuers shall have received a certificate dated as of each Closing Date signed by an authorized officer of such Purchaser to the foregoing effect; and

            (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay either Closing shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending;

            (c) The Issuer shall have received all consents and waivers by third parties that are required for the issuance of the Securities and the consummation of the transactions contemplated hereby on terms reasonably satisfactory to Purchaser (including (i) waivers of all shareholders' contractual or other preemptive and similar rights, and (ii) any consents required in order that the transactions contemplated hereby do not constitute a breach of, a default under, or a termination or modification of any material agreement to which the Issuer or any Subsidiary is a party or to which any portion of the property of the Issuer or any Subsidiary is subject).

                                ARTICLE 9.
                               MISCELLANEOUS

       SECTION 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified pursuant to this
Section 9.01 and the appropriate confirmation is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified below:

         The Company:          United Shipping & Technology, Inc.
                               9850 51st Avenue North
                               Plymouth, MN  55442
                               Attention:  Kenneth D. Zigrino, Esq.
                               Fax:  (612) 941-6440

         with a copy to:       Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                               New York, NY  10036
                               Attention:  Mark C. Smith
                               Fax:  (212) 735-2000

         The Purchasers:       TH Lee.Putnam Internet Partners, L.P.
                               TH Lee.Putnam Internet Parallel Partners, L.P.
                               THLi Coinvestment Partners, LLC
                               Blue Star I, LLC.
                               200 Madison Avenue
                               Suite 1900
                               New York, NY  10016
                               Attention:  Douglas H. Hsieh
                               Fax:  (212) 951-8655

         with a copy to:       Kirkland & Ellis
                               153 East 53rd Street
                               New York, NY  10022
                               Attention:  Eunu Chun
                               Fax (212) 446-4900

      SECTION 9.02  No Waivers; Amendments.

            (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all the parties hereto.

      SECTION 9.03 Survival. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of 2 years following each Closing, regardless of any investigation made by any Purchaser or on its behalf; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, and 3.04 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

      SECTION 9.04 Indemnification. Effective upon the First Closing, the Issuer hereby indemnifies each Purchaser and its Affiliates against and agrees to hold such Purchaser and its Affiliates harmless from any and all actions, causes of action or suits brought by third parties ("Third Party Claims") damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") arising from such Third Party Claim incurred or suffered by such Purchaser or its Affiliates arising out of (a) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Issuer pursuant to this Agreement, or (b) the breach by the Issuer of any listing or other rules of any exchange upon which the Issuer's securities are listed, or of any other laws or rules relating to the issue and purchase of the Series C Shares pursuant to this Agreement.

      SECTION 9.05 Procedures. The party seeking indemnification under Section 9.04 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") and to all other Purchasers of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at its election participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.04 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

      SECTION 9.06 Termination.

            (a) This Agreement may be terminated at any time prior to each
Closing:

                  (i) by mutual written agreement of the Issuer and each Purchaser;

                  (ii) by the Issuer or the Purchasers if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                  (iii) by the Issuer if the Second Closing has not occurred on or before the end of business on September 22, 2000, or by the Purchasers if the Second Closing has not occurred on or before the end of business on November 1, 2000.

      The party desiring to terminate this Agreement pursuant to clauses 9.07(a)(ii) or (iii) shall give notice of such termination to the other parties hereto.

            (b) If this Agreement is terminated as permitted by Section 9.07(a), such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure by any party to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation, warranty, covenant or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.01, 9.01, 9.07, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15 and 9.16 shall survive any termination hereof pursuant to Section 9.06(a).

            (c) Expenses; Documentary Taxes. The Issuer shall reimburse each Purchaser at the Closing for all of their respective reasonable out-of-pocket expenses, including, without limitation, the fees and disbursements of their counsel incurred in connection with the negotiation, preparation, execution and delivery of this Agreement (including the exhibits hereto) and the consummation of the transactions contemplated by this Agreement.

         The Issuer shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the Certificate of Designation or the issuance of the Securities or any shares of Common Stock issued upon conversion or exercise of the Securities.

      SECTION 9.07 Successors and Assigns. No party may assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

      SECTION 9.08 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF A ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      SECTION 9.09 JURISDICTION. THE PARTIES HERETO AGREE THAT ANY
SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY ONLY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN New YORK CITY, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 9.01 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

      SECTION 9.10 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

      SECTION 9.11 Entire Agreement. This Agreement, the Registration Rights Agreement, the Certificate of Designation, the Warrants and any other documents executed concurrently herewith constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

      SECTION 9.12 Remedies. Each holder of Securities and Common
Stock issuable upon conversion or exercise thereof shall have all rights and remedies set forth in this Agreement, the Warrants, the Articles of Incorporation and the Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

      SECTION 9.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      SECTION 9.14 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

      SECTION 9.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                                 * * * * *


         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

                                 UNITED SHIPPING & TECHONOLOGY, INC.


                                 By: /s/ Peter C. Lytle
                                     _______________________________
                                     Name:
                                     Title:

                                 TH LEE.PUTNAM INTERNET PARTNERS, L.P.


                                 By:  TH Lee.Putnam Internet Advisors L.P.
                                 Its: General Partner

                                 By:  /s/ James Brown
                                      _______________________________
                                      Name: James Brown
                                      Title: Managing Director


                                 TH LEE.PUTNAM INTERNET PARALLEL PARTNERS, L.P.

                                 By:  TH Lee.Putnam Internet Advisors L.P.
                                 Its: General Partner

                                 By:  /s/ James Brown
                                      _______________________________
                                      Name: James Brown
                                      Title: Managing Director


                                 THLI COINVESTMENT PARTNERS, LLC

                                 By:  /s/ James Brown
                                      _______________________________
                                      Name: James Brown
                                      Its:  Managing Member


                                 BLUE STAR I, LLC

                                 By:  /s/ Thomas H. Lee
                                      _______________________________
                                      Name: Thomas H. Lee
                                      Its:  Managing Member



                                                     ANNEX 1



                              NUMBER OF SERIES C     CONSIDERATION FOR     NUMBER OF SERIES C     CONSIDERATION FOR
                                 SHARES TO BE          SHARES TO BE           SHARES TO BE           SHARES TO BE
                              PURCHASED AT THE       PURCHASED AT THE       PURCHASED AT THE       PURCHASED AT THE
        PURCHASER               FIRST CLOSING          FIRST CLOSING         SECOND CLOSING         SECOND CLOSING

TH Lee                               453,768           $ 2,722,608              635,275             $ 3,811,650
TH Lee Parallel                      344,138           $ 2,064,828              481,794             $ 2,890,764
THLI Coinvestment
Parties LLC                           25,677           $   154,064               35,948             $   215,688

Blue Star I, LLC                       9,750           $    58,500               13,650             $    81,898
                                     833,333           $ 5,000,000            1,166,667             $ 7,000,000
                                     =======             =========            =========               =========